Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-238717, No. 333-255471, No. 333-271339 and No. 333-286637) on Form S-8 and registration statement (No. 333-285125) on Form F-3 of our report dated April 15, 2026, with respect to the consolidated financial statements of Canaan Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Beijing, China

April 15, 2026